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                                                                    Exhibit 99.1



CRESCENT SLEEP PRODUCTS COMPANY JOINS SLEEPMASTER L.L.C.


     Linden, N.J., June 30 -- Sleepmaster L.L.C. ("Sleepmaster"), located in Linden, New Jersey, has acquired the stock of Crescent Sleep Products Company ("Crescent"), a Serta licensee. Crescent will continue to operate under its current management, with Hamp Culler as president.

     Charlie Schweitzer, president and CEO of Sleepmaster, said of the acquisition:

     "This is a wonderful opportunity to join forces with a quality organization. The addition of Crescent Sleep Products to our organization increases our geographic diversification to include nine additional states serviced from three state-of-the-art manufacturing facilities, and further enhances our ability to maximize efficiencies. The Crescent organization brings to Sleepmaster a wealth of manufacturing expertise and some of the most technologically advanced factories in the country. Combined with its rich history of outstanding sales and service, Crescent is a valuable new partner," concluded Schweitzer.

     Including the acquisition of Crescent, Sleepmaster will operate out of eleven manufacturing facilities covering more than 1.4 million square feet, service twenty-seven states and generate more than $350 million in annual sales.